EXHIBIT 4.30

MANAGEMENT AGREEMENT

THIS AGREEMENT made as of the 24th day of November, 2009.

BETWEEN:

KISKA METALS CORPORATION, of 1350-650 West Georgia Street, Vancouver, British Columbia  V6B 4N9

(the “Corporation”)

AND:

EQUITY EXPLORATION CONSULTANTS LTD., of 700 – 700 West Pender Street, Vancouver, British Columbia  V6C 1G8

(the “Manager”)

WHEREAS:

A.

One of the principals of the Manager is David A. Caulfield (“Caulfield “), who has expertise in administration and management which is of value to the Company; and

B.

The Company wishes to engage the Manager to provide administration and management services to the Company on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

1.0

INTERPRETATION

1.1

Sections and Headings

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof.  Each reference in this Agreement to a designated section or other subdivision is to the designated section or other subdivision of this Agreement.

1.2

Gender

Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3

Governing Law

This Agreement shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.  Disputes with respect to the application or interpretation of this Agreement shall be subject to the provisions of the Arbitration Act (British Columbia).

1.4

Severability

The various sections, subsections, and clauses, in this Agreement are severable and if any section or subsection or other identifiable part is held to be invalid, void or unenforceable by any court, tribunal or other body or person of competent jurisdiction, this will not affect the validity or enforceability of the other provisions or identifiable parts, and such other provisions and parts will be and remain in full force and effect.

1.5

Currency

Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

2.0

APPOINTMENT AND POSITION

2.1

Engagement

The Corporation hereby agrees to engage the Manager on the terms and conditions, commencing as of January 1, 2010 on the terms and subject to the conditions set out in this Agreement.  This Agreement will supersede and replace any and all prior engagement agreements between the parties.

3.0

DUTIES AND RESPONSIBILITIES

3.1

Duties

The Manager, through Caulfield, shall be responsible for Business Development for the Company, together with such other duties and responsibilities, as the Board of Directors (the “Board”) or the Chief Executive Officer (the “CEO”) of the Corporation shall decide from time to time.  The Manager shall not appoint a person other than Caulfield to carry out the Manager’s duties under this Agreement without the prior written consent of the Corporation.

3.2

Reports

The Manager will, if requested by the Board or CEO, prepare such regular written reports to the Corporation, as are reasonable, on all matters relating to his duties and responsibilities hereunder, outlining his objectives and detailing the results achieved.

3.3

Office Expenses

The Corporation will provide the Manager with office space and will permit the Manager to utilize the Corporation’s office resources.  The Manager agrees to pay to the Corporation $500 per month during the term of this Agreement for the use of such office space and office resources.

4.0

REMUNERATION

4.1

Management Fee

The Corporation hereby agrees to remunerate the Manager in an amount to be mutually agreed upon at each anniversary date for providing and continuing to provide the services referred to herein.  The amount shall be $13,333.33 per month ($ 160,000 per annum) commencing as January 1, 2010 until December 31, 2010 (the “Management Fee”).

4.2

Stock Options

The Manager or Caulfield shall be eligible to receive stock options to purchase common shares in the capital of the Corporation, subject to regulatory approval, in such amounts and with such vesting requirements as may be determined by the Board.

5.0

RENEWAL

This Agreement may be renewed by the Company upon substantially the same terms and conditions for a period of not more than one year.

6.0

TERMINATION

6.1

Termination by Either Party

This Agreement shall continue until December 31, 2010, however, either party hereto may terminate this Agreement by giving six months’ written notice to the other party.  In the event the Corporation does not provide the required six months’ notice, the Corporation shall pay the Manager a sum equal to six months’ of the Management Fee.

7.0

NOTICE

Any notice under this Agreement shall be given in writing and delivered to the party to receive such notice at the address of the party indicated on page 1 hereof, or at such other address as a party may hereafter designate by notice in writing.  Such notice shall be effective forthwith from the date of delivery.

8.0

CONFIDENTIALITY

For the purposes of this Section 8.0, any reference to “Corporation” shall mean the Corporation, its affiliates and subsidiaries.  In the course of carrying out and performing its duties and responsibilities to the Corporation pursuant to this Agreement, the Manager shall obtain access to and be entrusted with Confidential Information (as hereinafter defined) relating to the business and affairs of the Corporation.  Except in the normal and proper course of the Manager’s duties hereunder, the Manager shall not use for the Manager’s own account or disclose to anyone else, during or after the term of this agreement, any confidential or proprietary information or material relating to the operations or business of the Corporation which the Manager obtains from the Corporation or the officers, employees, agents, suppliers or customers of the Corporation or otherwise by virtue of the Manager’s engagement with the Corporation.  Confidential information includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Corporation: corporate information, including plans, strategies, tactics, policies, resolutions, and any litigation or negotiations; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, technical drawings and designs, mine plans, pit designs and reserve and resource estimates; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (collectively, the “Confidential Information”).

9.0

RETURN OF PROPERTY

9.1

Property of the Corporation

The Manager agrees that all documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Corporation and to its subsidiaries and affiliates, including without limitation, Confidential Information, in the Manager’s possession now or at any time during the term of this Agreement, are and shall be the property of the Corporation, its subsidiaries and affiliates, and that all such documents and all copies of them shall be surrendered to the Corporation whenever requested by the Corporation.

9.2

Return of Property Upon Termination

Upon termination of the Manager’s engagement, it shall immediately return to the Corporation all property of the Corporation in as good a condition as when received by him (normal wear and tear excepted in the case of tangible property), including, without limitation, all originals and copies of records, manuals, tools, equipment, supplies, including all equipment, documents, notes, credit or charge cards, computer disks, computer software and hardware, portable telephones, notes, specifications, papers, keys, customer or client lists, technical information and data, samples, reports, studies, findings, prototypes, sketches, photographs, plans, drawings, manuals, financial information and any other information (including copies, summaries and excerpts) belonging to or relating to the business of the Corporation, or any subsidiary or associated corporation or created by the Manager in the course of its engagement by the Corporation, which are in the Manager’s possession or control.

10.0

ASSIGNMENT

This Agreement may not be assigned by either party.

11.0

ACCEPTANCE

This Agreement is subject to acceptance by regulatory authorities, if required.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

KISKA METALS CORPORATION

By:

“Jason S. Weber”

Authorized Signatory

EQUITY EXPLORATION CONSULTANTS LTD.

By:

 “ Henry J. Awmack”

Authorized Signatory